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                                                                    EXHIBIT 99.1

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                                                           FOR IMMEDIATE RELEASE
                                                               February 24, 1999


                                                                       Contacts:
                                                                David R. Johnson
                               Senior Vice President and Chief Financial Officer
                                                                    303-802-2013

                                                                 Jo Ann Washburn
                                                     Manager, Investor Relations
                                                                    303-802-1123



EVOLVING SYSTEMS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Denver, Colorado, February 24, 1999 - Evolving Systems, Inc. (NASDAQ:EVOL) today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of March 12, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all common stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Evolving Systems, Inc. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in 10 years from the Record Date. The rights will be exercisable only if a person or group acquires 20 percent or more of Evolving Systems, Inc. Common Stock or announces a tender offer for 20 percent or more of the Common Stock. If a person acquires 20 percent or more of Evolving Systems, Inc.'s Common Stock, all rightsholders except the buyer will be entitled to acquire Evolving Systems, Inc. Common Stock at a discount. The effect will be to discourage acquisitions of more than 20 percent of Evolving Systems, Inc.'s Common Stock without negotiations with the Board.

The rights will trade with Evolving Systems, Inc.'s Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Evolving Systems, Inc.'s Board of Directors may amend the Rights Plan in any respect prior to the distribution of the rights, and may redeem the rights prior to the time a person acquires more than 20 percent of Evolving Systems, Inc. Common Stock.
Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the Record Date.

About Evolving Systems
Evolving Systems, based in Englewood, Colo., is a software development and systems integration firm providing a full range of business and operational support systems, services and product solutions for the telecommunications industry. Founded in 1985, Evolving Systems

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delivered the telecommunication industry's first-to-market software applications addressing local number portability at the service provider level. Evolving Systems' client base includes local exchange carriers (LECs), interexchange carriers (IXCs), competitive local exchange carriers (CLECs), wireless providers and network equipment suppliers. The company is listed on the NASDAQ National Market under the symbol EVOL. To learn more about Evolving Systems, see its website at www.evolving.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from the results identified or implied in any forward-looking statement discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the risks that are more fully described under the caption "Risk Factors" included in the most recent reports filed with the Securities and Exchange Commission by Evolving Systems, Inc.


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Editor's Note:
The Evolving Systems name and logo are trademarks of Evolving Systems, Inc.

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